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                                                                   EXHIBIT 23.2




                           INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors and Stockholders of Henderson Brothers Holdings, Inc.

      We hereby consent to the incorporation by reference in this Report on Form 8-K/A of LaBranche & Co Inc. of our report, dated February 16, 1998, on the consolidated statements of income, cash flows, and changes in stockholders' equity of Henderson Brothers Holdings, Inc. and subsidiary for the year ended December 31, 1997, which appear in LaBranche & Co Inc.'s registration statement on Form S-4 (File No. 333-35922). We also consent to the reference to our Firm under the caption "Expert" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.

New York, New York
May 15, 2000